UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 5, 2010

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16244	11-2989601
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Terminal Drive, Plainview, New York  11803

(Address of principal executive offices)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2010, Veeco Instruments Inc. (“Veeco” or the “Company”) issued a press release announcing that David D. Glass, age 50, will join Veeco as Executive Vice President and Chief Financial Officer, succeeding John F. Rein, Jr., who announced his retirement from Veeco in 2009.  It is expected that Mr. Glass will join Veeco as CFO on January 18, 2010.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Mr. Glass will join Veeco following a twenty-five year career with Rohm and Haas Company, a $10 billion global specialty materials company that was acquired in 2009 by The Dow Chemical Company.  Mr. Glass recently returned from Shanghai after serving there as both Chief Financial Officer of Rohm and Haas’ $2 billion Electronic Materials division and Chief Financial Officer of the Rohm and Haas Asia-Pacific region.  From 2003-2007, Mr. Glass served as Rohm and Haas’ Corporate Controller, based in Philadelphia, Pennsylvania, where he led a 350-person staff and was responsible for company-wide accounting, financial controls and SEC reporting.  Previously, he was posted in China, initially as Finance Director of APAC and then as General Manager of Rohm and Haas’ Coatings business for Greater China, where he oversaw manufacturing, technical support, sales and marketing teams.  Prior to that, he was based in Montgomeryville, Pennsylvania as President of Toso-Haas Biotech, a stand-alone joint venture between Rohm and Haas and Tosoh of Japan.  Mr. Glass’ prior roles included a five-year UK-based assignment, first as Finance Director for Europe, and then later as Director, European Emerging Markets Business Development.  He has been involved in over a dozen M&A transactions for Rohm and Haas.  Mr. Glass holds a Masters Degree in Finance, Economics and International Business from Northwestern University, a Bachelor of Arts Degree in Accounting from Lewis University, and passed the CPA exam in 1981.

In connection with the appointment, Veeco entered into an agreement with Mr. Glass to be effective upon commencement of his employment with Veeco.  The agreement provides:

•                 Mr. Glass will be paid an annual base salary of $360,000.  He will be eligible to participate in a performance-based management bonus plan, with a target bonus of 70% of base salary; amounts payable under the plan will be pro-rated to reflect his actual start date for his first year of service.  Awards under the Plan will be based on measures of both corporate financial performance and individual goals and objectives.

•                 Mr. Glass will receive a sign-on bonus in the gross amount of $150,000, payable in the first regular payroll following 90 days after his start date.  If his employment is terminated by the Company for Cause or by him without Good Reason (each as defined in the agreement) prior to the second anniversary of his start date, Mr. Glass will be obligated to reimburse the Company for the full amount of the sign-on bonus.

•                 Effective upon Mr. Glass’s first day of employment (the “Grant Date”), Mr. Glass shall be granted the following awards under Veeco’s 2000 Stock Incentive Plan, as amended:

•                  A restricted stock award in the amount of 25,000 shares of Veeco Common Stock.  The restrictions on these shares will lapse over four years, with one third of the total award vesting on each anniversary of the Grant Date, beginning with the second anniversary.

•                  A stock option award to purchase 50,000 shares of Veeco Common Stock.  One third of these options shall become exercisable on each of the first three anniversaries of the Grant Date.

•                 Mr. Glass will be paid a car allowance of $700 per month.

•                 Mr. Glass will be eligible for relocation assistance to move him and his family from Exton, Pennsylvania to the Long Island, New York area as well as a temporary living allowance to assist him with duplicate housing costs for up to the first twelve months of his employment with Veeco.

•                 Mr. Glass will also be eligible for certain severance benefits in the event his employment is terminated by the Company without Cause or by him for Good Reason, including 18 months of salary continuation and extended stock option exercise rights for 12 months following separation, not to exceed the expiration date of the option.  Mr. Glass will also be named as a participant in Veeco’s Senior Executive Change in Control Policy.

The form of Employment Agreement will be filed with the Commission in an upcoming filing.  Veeco also intends to enter into our standard form of indemnification agreement with Mr. Glass on substantially the same terms as those entered into with our other executive officers.

The information in this report, including exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall this information or this exhibit be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

99.1	Press release issued by Veeco Instruments Inc. dated January 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

January 5, 2010	By:	/s/ Gregory A. Robbins

Gregory A. Robbins
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued by Veeco Instruments Inc. dated January 5, 2010